Exhibit 99.3

Contact Information: Chris Hix Director of Investor Relations +1 (770) 495-5100 investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Completes Acquisition of TransCore

Common Stock Offering and New Credit Facility Completed

Duluth, Georgia, December 13, 2004 – Roper Industries, Inc. (NYSE: ROP) announced that it has completed the previously announced acquisition of TransCore Holdings, Inc. TransCore is a provider of technologies and related services in areas such as radio frequency identification (RFID), satellite-based communication, mobile asset tracking, security applications and comprehensive toll system and processing services.

Roper also announced that it completed a public offering of 5 million shares of its common stock for gross proceeds of $300.5 million. The Company granted the underwriters an option to purchase up to 750,000 of additional shares to cover over-allotments. Roper also completed a $1,055.0 million amended and restated senior secured credit facility consisting of a $655.0 million five-year term loan and a currently undrawn $400.0 million five-year revolving credit facility. The credit facility will initially be priced at LIBOR plus 125 basis points.

Roper used the proceeds from the common stock offering, together with existing cash balances and borrowings under its amended and restated senior secured credit facility, to fund the acquisition, repay its existing credit facility and pay related fees and expenses.

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration to receive press releases via email, is available on the Company’s website, www.roperind.com.

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